P R E S S   R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS, INC. POSTPONES SHAREHOLDER MEETING;
ANNOUNCES TERMINATION OF DEFINITIVE MERGER AGREEMENT

SAN ANTONIO, Texas - April 5, 2007 _ Analytical Surveys, Inc. (ASI) (ANLT.PK), today announced it has postponed its annual meeting of shareholders previously scheduled for May 2, 2007. On March 29, 2007, the Company mailed a definitive Proxy Statement and Notice of Annual Meeting of Shareholders, which was to be held on May 2, 2007. The Proxy Statement contained a proposal requesting shareholders approve a reverse stock split for the sole purpose of regaining compliance with Nasdaq Marketplace Rule 4310(c)(4), contemplating that such a reverse stock split would help to bring the bid price on the Company’s common stock into compliance with the $1.00 minimum required by the Rule. As ASI’s common stock is no longer listed on Nasdaq, the Company has decided to postpone the Annual Meeting. Therefore, it is no longer necessary for proxies to be solicited pursuant to the Proxy Statement. The Company will reschedule the Annual Meeting at a later date.

The Company also announced it has terminated its definitive merger agreement with Ecowood, Inc. On March 19, 2007, the Company announced it had entered into an agreement under which both companies would be combined to form a diversified natural resource company. Completion of the merger was subject to the satisfactory completion of ASI’s due diligence, in its sole discretion. The Company was unable to obtain the level of comfort necessary to complete the merger within the time frame allotted by the agreement.

About ASI
Analytical Surveys, Inc. is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. ASI is headquartered in San Antonio, Texas. For more information, please visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

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